Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jeff Beckman
717-534-7556	717-534-8090

HERSHEY ANNOUNCES THIRD-QUARTER RESULTS

•	Third-quarter net sales in line with last year, including the impact of acquisitions, divestitures and foreign currency exchange rates; organic net sales increase 1.5%

•	Net acquisitions and divestitures a 0.5 point benefit

•	Unfavorable foreign currency exchange rates a 2.0 point headwind

•	Third-quarter earnings per share-diluted of $0.70 as reported and $1.17 adjusted

•	Outlook for 2015 net sales and adjusted earnings per share-diluted updated:

•
Full-year net sales expected to be about the same, to slightly up, versus 2014, including a net benefit from acquisitions and divestitures of about 1 point and unfavorable foreign currency exchange rates of at least 1.5 points

•	Adjusted earnings per share-diluted expected to increase towards low end of 3% to 5% range

HERSHEY, Pa., October 28, 2015 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended October 4, 2015. Consolidated net sales were $1,960.8 million compared with $1,961.6 million for the third quarter of 2014. Reported net income for the third quarter of 2015 was $154.8 million or $0.70 per share-diluted, compared with $223.7 million or $1.00 per share-diluted for the comparable period of 2014.

“In the third quarter Hershey’s efforts were focused on ensuring successful execution of our seasonal plans, which are on track and should result in good Halloween and Holiday seasons,” said John P. Bilbrey, Chairman, President and Chief Executive Officer, The Hershey Company. “Net sales increased 2.0% in the third quarter, excluding unfavorable foreign currency translation. We were very pleased with North America gross margin expansion that resulted in solid operating profit growth. U.S. net sales were below expectations due to lower than expected candy, mint and gum (CMG) retail takeaway in the third quarter. This softness also impacted broader mainstream snacks, where consumption trends during the quarter were less than the June year-to-date increase. It appears that CMG and broader snacks marketplace performance in the quarter was pressured by lower consumer trips and a decline of in-store merchandising and programming at some retailers. However, in October, CMG in-store merchandising and programming has been executed which, while preliminary, should result in Hershey share gains in the important Halloween season.”

As described in the Note below, for the third quarter of 2015, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $140.2 million, or $0.47 per share-diluted. Reported gross margin of 45.5% represented an increase of 170 basis points versus last year, while reported operating profit declined 15.5% to $303.0 million. For the third quarter of 2014, reported results included net pre-tax charges of $13.8 million, or $0.05 per share-diluted. The following table presents a summary of the charges in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	October 4, 2015	September 28, 2014	October 4, 2015	September 28, 2014
2015 Productivity Initiative	$64.3	$—	$0.19	$—
Other Business Realignment Charges	3.2	3.0	0.01	0.01
Acquisition & Integration Costs (Benefits)	9.4	(2.1)	0.03	—
Non-Service Related Pension Expense	4.0	—	0.01	—
Non-Service Related Pension Income	—	(0.4)	—	—
Loss on Mauna Loa Divestiture	—	13.3	—	0.04
Goodwill Impairment	31.0	—	0.15	—
Loss on Early Extinguishment of Debt	28.3	—	0.08	—
	$140.2	$13.8	$0.47	$0.05

For the first nine months of 2015, consolidated net sales were $5,477.4 million compared with $5,411.7 million for the first nine months of 2014. Reported net income for the first nine months of 2015 was $299.6 million or $1.35 per share-diluted, compared with $644.4 million or $2.86 per share-diluted for the first nine months of 2014. As described in the Note, for the first nine months of 2015 and 2014, these results, prepared in accordance with GAAP, included net pre-tax charges of $421.8 million and $29.1 million, or $1.69 and $0.09 per share-diluted, respectively. The following table presents a summary of the charges in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Nine Months Ended		Nine Months Ended
	October 4, 2015	September 28, 2014	October 4, 2015	September 28, 2014
2015 Productivity Initiative	$90.3	$—	$0.27	$—
Other Business Realignment Charges	8.4	7.3	0.03	0.02
Acquisition & Integration Costs	14.3	9.9	0.04	0.03
Non-Service Related Pension Expense	7.0	—	0.02	—
Non-Service Related Pension Income	—	(1.4)	—	—
Loss on Mauna Loa Divestiture	2.7	13.3	—	0.04
Gain on Sale of Trademark	(10.0)	—	(0.03)	—
Goodwill Impairment	280.8	—	1.28	—
Loss on Early Extinguishment of Debt	28.3	—	0.08	—
	$421.8	$29.1	$1.69	$0.09

As described in the Note, adjusted net income, which excludes these net charges, was $672.7 million, or $3.04 per share-diluted, for the first nine months of 2015, compared with $664.2 million, or $2.95 per share-diluted, for the same period of 2014, an increase of 3.1% in adjusted earnings per share-diluted.
In 2015, the company expects reported gross margin to increase around 125 basis points versus last year and reported earnings per share-diluted of $2.22 to $2.34, including net pre-tax GAAP charges of approximately $1.84 to $1.88 per share-diluted. This projection, prepared in accordance with GAAP, assumes business productivity initiatives of $0.35 per share-diluted, international business realignment and other supply chain program costs of $0.04 to $0.05 per share-diluted, non-service related pension expense (NSRPE) of $0.04 to $0.05 per share-diluted, net acquisition, integration and transaction costs of $0.08 to $0.10 per share-diluted, costs associated with the early extinguishment of debt of $0.08 per share-diluted, a gain on the sale of a trademark of $0.03 per share-diluted and goodwill impairment charges of $1.28 per share-diluted.

Third-Quarter Performance
Consolidated net sales were $1,960.8 million in the third quarter, in line with the third quarter of 2014. Excluding the effect of foreign currency translation, which was greater than estimates and a 2.0 point headwind, net sales increased 2.0% versus the year ago period. Price realization, primarily in the U.S., was a 5.8 point benefit. Volume was off 4.3 points due primarily to elasticity related to the previously announced price increase and lower sales in China. Net acquisitions and divestitures were a 0.5 point benefit. North America net sales were below expectations due to the aforementioned lower consumer trips and a decline of in-store merchandising and programming at some retailers. International and Other net sales, excluding the benefit of the Shanghai Golden Monkey (SGM) acquisition and unfavorable foreign currency exchange rates, declined versus a year ago due primarily to the underperformance of Hershey’s chocolate business in China.

Adjusted gross margin was 46.0% in the third quarter of 2015, compared to 43.8% in the third quarter of 2014. The 220 basis point increase was driven by net price realization, supply chain productivity and costs savings initiatives, partially offset by higher commodity costs and unfavorable sales mix.

Total advertising and related consumer marketing expense was in line with the year ago period as increases in North America were offset by planned reductions in international spending. Selling, marketing and administrative (SM&A) expenses, excluding advertising and related consumer marketing, increased about 2.8%. Excluding the SGM, Krave and Allan Candy acquisitions and the Mauna Loa divestiture, SM&A expenses excluding advertising and related consumer marketing declined 2.8% versus the year ago period. Consolidated adjusted operating profit increased 9.1% to $414.9 million in the third quarter of 2015, compared to $380.4 million in the third quarter of 2014.

Outlook
“In the fourth quarter, North America advertising and related consumer marketing is expected to accelerate and our investment in consumer and customer programming should also be up markedly when compared to both the just-completed third quarter and the fourth quarter of 2014,” Bilbrey continued. “These initiatives will support the seasonal business as well as our Reese’s NCAA College Game Day promotion and new products such as Hershey’s Kisses Deluxe chocolates and Brookside dark chocolate fruit and nut bars. We believe this activity will lead to a sequential improvement in U.S. marketplace performance in the fourth quarter.”

The company estimates full-year net sales will be about the same, to slightly up, versus 2014, including a net benefit from acquisitions and divestitures of about 1 percentage point and unfavorable foreign currency exchange of at least 1.5 percentage points. Excluding unfavorable foreign currency exchange rates, full-year net sales are expected to increase about 1.5% to 2.0%. This is less than the previously provided range of 3.0% to 4.0% due primarily to international macroeconomic challenges and the aforementioned third-quarter CMG marketplace trends. Given year-to-date results and the impact of higher levels of international trade promotion, the company expects the full-year adjusted gross margin increase to be towards the low end of the estimated 135 to 145 basis point range. The company remains focused on non-essential SM&A expenses as it continues to leverage existing resources. Additionally, implementation of the business productivity initiative announced in June is on track and the company expects total project savings to be at the high end of the $65 million to $75 million range. Savings from the project in 2015 are expected to be about $25 million versus the previous estimated range of $10 million to $15 million. Therefore, adjusted earnings per share-diluted is expected to be towards the low end of the previously provided 3% to 5% range, or approximately $4.10 per share-diluted. Dilution from acquisitions and divestitures included in the aforementioned adjusted earnings per share-diluted outlook is expected to be about $0.35 per share-diluted. This is greater than the previous estimate of about $0.20 per share-diluted.

Business Segment Results
The following are comments about segment performance for the third quarter of 2015 versus the year ago period. See the attached schedule of supplementary information for additional information on segment net sales and profit.

North America
Hershey’s North America net sales were $1,733.9 million in the third quarter, an increase of 2.4% versus last year. Excluding the 1.1 point impact of unfavorable foreign exchange rates in Canada, North America net sales increased 3.5%. Net price realization was a 6.9 point benefit and volume was off 3.7 points with elasticity related to the pricing action relatively in line with estimates. On a net basis, the Allan Candy and Krave acquisitions, as well as the Mauna Loa divestiture, were a 0.3 point benefit. Adjusting for the Mauna Loa divestiture, net sales in the U.S. were slightly less than estimates due to lower consumer retail trips and a decline of merchandising and programming at some retailers that impacted many snack categories. As expected, Canada net sales, excluding the Allan Candy acquisition and unfavorable foreign currency exchange rates, increased about 10% driven by pricing.

Hershey’s U.S. CMG retail takeaway for the 12 weeks ended October 3, 2015, in the expanded all outlet combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90% of the company’s U.S. retail business, was up 0.3%, with market share off 0.4 points. For the year-to-date period ended October 3, 2015, Hershey’s U.S. market share was an industry leading 31.2%, the same as last year.

North America segment income increased 11.7% to $546.1 million in the third quarter of 2015, compared to $488.9 million in the third quarter of 2014. Segment income growth was driven by 300 basis points of gross margin expansion, primarily due to pricing.

International and Other
Third quarter net sales for Hershey’s International and Other segment declined 15.2% to $226.9 million, due primarily to lower net sales of chocolate products in China. Unfavorable foreign currency exchange rates were a 7.9 point headwind and incremental sales from the SGM acquisition a 2.3 point benefit. Combined third-quarter constant currency net sales in Mexico and Brazil increased mid-single digits on a percentage basis versus last year. Constant currency net sales in India declined, in line with estimates, due to the planned discontinuance of edible oil products in the third quarter. India core brand sales increased high-single digits on a percentage basis versus last year. In the third quarter, China chocolate category retail sales increased about 4%. This was less than our expectation and the June year-to-date growth rate. Hershey third-quarter chocolate retail takeaway in China was off about 14%, resulting in a market share decline of 1.7 points.
International and Other segment loss of $13.5 million compares to segment income of $16.1 million in the third quarter of 2014. Performance was primarily attributable to lower China chocolate net sales and SGM dilution.

Unallocated Corporate Expense
Hershey’s unallocated adjusted corporate expense in the third quarter of 2015 was $117.7 million, a decline of $6.9 million versus the year ago period.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment charges, goodwill impairment charges, acquisition, integration and transaction costs, charges related to the 2015 productivity initiative, losses incurred upon dispositions, the gain realized on the sale of a trademark, costs associated with the early extinguishment of debt, NSRPE and non-service related pension income (NSRPI). These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measure as presented in the Consolidated Statement of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Nine Months Ended
In thousands except per share data	October 4, 2015	September 28, 2014	October 4, 2015	September 28, 2014
Reported gross profit	$892,064	$860,137	$2,528,315	$2,449,101
Other business realignment charges	2,529	—	5,205	93
Acquisition and integration costs	6,035	—	6,343	—
NSRPE(I)	628	(671)	1,887	(2,013)
Non-GAAP gross profit	$901,256	$859,466	$2,541,750	$2,447,181
Reported operating profit	$303,014	$358,668	$694,680	$1,048,714
2015 productivity initiative	64,268	—	90,322	—
Other business realignment charges	3,195	3,032	8,439	7,297
Acquisition and integration costs	9,359	5,824	14,253	9,664
NSRPE(I)	4,049	(463)	6,976	(1,383)
Goodwill impairment	30,991	—	280,802	—
Loss on Mauna Loa divestiture	—	13,340	2,667	13,340
Non-GAAP operating profit	$414,876	$380,401	$1,098,139	$1,077,632
Reported interest expense, net	$46,967	$20,773	$85,046	$62,792
Loss on early extinguishment of debt	28,326	—	28,326	—
Acquisition and integration benefits	—	(390)	—	(1,109)
Non-GAAP interest expense, net	$18,641	$21,163	$56,720	$63,901
Reported other (income) expense, net	$9,409	$(7,528)	$4,328	$1,448
Acquisition and integration costs (benefits)	—	(7,565)	—	1,335
Gain on sale of trademark	—	—	9,950	—
Non-GAAP other (income) expense, net	$9,409	$37	$14,278	$113
Reported provision for income taxes	$91,867	$121,682	$305,739	$340,070
2015 productivity initiative	23,166	—	31,442	—
Other business realignment charges	958	1,591	1,933	2,499
Acquisition and integration costs (benefits)	1,300	(3,034)	2,959	2,404
NSRPE(I)	1,560	(133)	2,725	(403)
Loss on early extinguishment of debt	10,735	—	10,735	—
Gain on sale of trademark	—	—	(3,662)	—
Loss on Mauna Loa divestiture	—	4,896	2,620	4,896
Non-GAAP provision for income taxes	$129,586	$125,002	$354,491	$349,466
Reported net income	$154,771	$223,741	$299,567	$644,404
2015 productivity initiative	41,102	—	58,880	—
Other business realignment charges	2,237	1,441	6,506	4,798
Acquisition and integration costs	8,059	903	11,294	7,486
NSRPE(I)	2,489	(330)	4,251	(980)
Goodwill impairment	30,991	—	280,802	—
Loss on early extinguishment of debt	17,591	—	17,591	—
Gain on sale of trademark	—	—	(6,288)	—
Loss on Mauna Loa divestiture	—	8,444	47	8,444
Non-GAAP net income	$257,240	$234,199	$672,650	$664,152
Reported EPS - Diluted	$0.70	$1.00	$1.35	$2.86
2015 productivity initiative	0.19	—	0.27	—
Other business realignment charges	0.01	0.01	0.03	0.02
Acquisition and integration costs	0.03	—	0.04	0.03
NSRPE(I)	0.01	—	0.02	—
Loss on Mauna Loa divestiture	—	0.04	—	0.04
Gain on sale of trademark	—	—	(0.03)	—
Goodwill impairment	0.15	—	1.28	—
Loss on early extinguishment of debt	0.08	—	0.08	—
Non-GAAP EPS - Diluted	$1.17	$1.05	$3.04	$2.95

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Nine Months Ended
	October 4, 2015	September 28, 2014	October 4, 2015	September 28, 2014
As reported gross margin	45.5%	43.8%	46.2%	45.3%
Non-GAAP gross margin (1)	46.0%	43.8%	46.4%	45.2%

As reported operating profit margin	15.5%	18.3%	12.7%	19.4%
Non-GAAP operating profit margin (2)	21.2%	19.4%	20.0%	19.9%

As reported effective tax rate	37.2%	35.2%	50.5%	34.5%
Non-GAAP effective tax rate (3)	33.5%	34.8%	34.5%	34.5%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Below is a reconciliation of full-year 2015 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2014	2015 (Projected)
Reported EPS - Diluted	$3.77	$2.22 – $2.34
Acquisition and Integration Costs	0.05	0.08 – 0.10
Business Realignment Charges:
2015 Productivity Initiative	– –	0.35
Other International Programs	0.03	0.04 – 0.05
Goodwill Impairment	0.06	1.28
Loss on Early Extinguishment of Debt	– –	0.08
Loss on Mauna Loa Divestiture	0.08	– –
Gain on Sale of Trademark	– –	(0.03)
NSRPE	– –	0.04 – 0.05
NSRPI	(0.01)	– –
Adjusted EPS - Diluted	$3.98	$4.10 – $4.18

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
2015 Productivity Initiative: In June 2015, we announced a new productivity initiative, which is intended to move decision-making closer to the customer and the consumer, to enable a more enterprise-wide approach to innovation, to more swiftly advance our knowledge agenda, and to provide for a more efficient cost structure, while ensuring that we effectively allocate resources to future growth areas. The project is intended to simplify the organizational structure to enhance the company's ability to rapidly anticipate and respond to the changing demands of the global consumer.

Other Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. Included are programs that commenced in 2014 to rationalize certain non-U.S. manufacturing and distribution activities. Also included is the demolition of a former manufacturing facility, representing the final phase of the Project Next Century program.

Acquisition and Integration Costs: We have incurred costs to acquire as well as costs related to the integration of the 2014 acquisitions of SGM and Allan Candy and the 2015 acquisition of Krave as we incorporate these businesses into our operating practices and information systems.

Non-Service Related Pension Expense (Income): Non-service-related pension expense (NSRPE) and income (NSRPI) includes interest costs, the expected return on pension plan assets, the amortization of actuarial gains and losses, and certain curtailment and settlement losses or credits. The NSRPE or NSRPI can fluctuate from year-to-year as a result of changes in market interest rates and market returns on pension plan assets. We believe that the service cost component of our total pension benefit costs closely reflects the operating costs of our business and provides for a better comparison of our operating results from year-to-year. Therefore, we exclude the NSRPE or NSRPI from our internal performance measures. Our most significant defined benefit pension plans were closed to most new participants in 2007, resulting in ongoing service costs that are stable and predictable.

Loss on Mauna Loa Divestiture: In December 2014, we entered into an agreement to sell Mauna Loa, at which time the entity was recorded as held for sale at its estimated sales value. The transaction closed in the first quarter of 2015, resulting in the recording of an additional loss, based on updates to the selling expenses and tax benefits. Additionally, in 2014, we recorded an expense to write-down an indefinite-lived trademark, based on the estimated sales value for Mauna Loa.

Goodwill Impairment: As disclosed in the second quarter of 2015, we recorded a non-cash goodwill impairment charge, representing a preliminary write-down of all of the goodwill relating to the SGM reporting unit at that time.  In the third quarter of 2015, we finalized the assessment of the goodwill generated by the SGM acquisition, resulting in additional goodwill impairment charges.

Loss on Early Extinguishment of Debt: During the third quarter of 2015, we recorded, within interest expense, a pre-tax loss on early extinguishment of debt relating to a cash tender offer.

Gain on Sale of Trademark: During the first quarter of 2015, we recorded a gain related to the sale of a non-core trademark.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures, including SGM; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2014. All information in this press release is as of October 28, 2015. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

# # #

The Hershey Company
Consolidated Statements of Income
for the periods ended October 4, 2015 and September 28, 2014
(unaudited) (in thousands except per share amounts)

			Third Quarter		Nine Months
			2015	2014	2015	2014

Net sales			$1,960,779	$1,961,578	$5,477,404	$5,411,741

Costs and expenses:
Cost of sales			1,068,715	1,101,441	2,949,089	2,962,640
Selling, marketing and administrative			500,306	485,097	1,469,861	1,379,843
Goodwill impairment			30,991	—	280,802	—
Business realignment charges			57,753	16,372	82,972	20,544

Total costs and expenses			1,657,765	1,602,910	4,782,724	4,363,027

Operating profit			303,014	358,668	694,680	1,048,714
Interest expense, net			46,967	20,773	85,046	62,792
Other (income) expense, net			9,409	(7,528)	4,328	1,448

Income before income taxes			246,638	345,423	605,306	984,474
Provision for income taxes			91,867	121,682	305,739	340,070

Net income			$154,771	$223,741	$299,567	$644,404

Net income per share	- Basic	- Common	$0.73	$1.03	$1.40	$2.97
	- Diluted	- Common	$0.70	$1.00	$1.35	$2.86
	- Basic	- Class B	$0.66	$0.94	$1.27	$2.68

Shares outstanding	- Basic	- Common	158,111	161,254	159,058	162,330
	- Diluted	- Common	220,075	223,877	221,322	225,293
	- Basic	- Class B	60,620	60,620	60,620	60,620

Key margins:
Gross margin			45.5%	43.8%	46.2%	45.3%
Operating profit margin			15.5%	18.3%	12.7%	19.4%
Net margin			7.9%	11.4%	5.5%	11.9%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended October 4, 2015 and September 28, 2014
(unaudited) (in thousands of dollars)

	Third Quarter			Nine Months
	2015	2014	% Change	2015	2014	% Change
Net sales:
North America	$1,733,869	$1,693,903	2.4%	$4,840,438	$4,727,479	2.4%
International and Other	226,910	267,675	(15.2)%	636,966	684,262	(6.9)%
Total	$1,960,779	$1,961,578	—%	$5,477,404	$5,411,741	1.2%

Segment income (loss):
North America	$546,080	$488,902	11.7%	$1,561,053	$1,433,339	8.9%
International and Other	(13,509)	16,050	(184.2)%	(79,754)	21,187	(476.4)%
Total segment income	532,571	504,952	5.5%	1,481,299	1,454,526	1.8%
Unallocated corporate expense (1)	117,695	124,551	(5.5)%	383,160	376,894	1.7%
Goodwill impairment	30,991	—	NM	280,802	—	NM
Charges associated with business realignment initiatives	67,463	16,372	312.1%	101,428	20,637	391.5%
Non-service related pension	4,049	(463)	NM	6,976	(1,383)	(604.4)%
Acquisition integration costs	9,359	5,824	60.7%	14,253	9,664	47.5%
Operating profit	303,014	358,668	(15.5)%	694,680	1,048,714	(33.8)%
Interest expense, net	46,967	20,773	126.1%	85,046	62,792	35.4%
Other (income) expense, net	9,409	(7,528)	(225.0)%	4,328	1,448	198.9%
Income before income taxes	$246,638	$345,423	(28.6)%	$605,306	$984,474	(38.5)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
NM - not meaningful

	Third Quarter		Nine Months
	2015	2014	2015	2014
Segment income as a percent of net sales:
North America	31.5%	28.9%	32.3%	30.3%
International and Other	(6.0)%	6.0%	(12.5)%	3.1%

The Hershey Company
Consolidated Balance Sheets
as of October 4, 2015 and December 31, 2014
(in thousands of dollars)

Assets	2015	2014
	(unaudited)
Cash and cash equivalents	$343,913	$374,854
Short-term investments	—	97,131
Accounts receivable - trade, net	760,789	596,940
Inventories	813,583	801,036
Deferred income taxes	99,628	100,515
Prepaid expenses and other	191,417	276,571

Total current assets	2,209,330	2,247,047

Property, plant and equipment, net	2,187,736	2,151,901
Goodwill	689,684	792,955
Other intangibles	388,747	294,841
Other assets	155,123	142,772

Total assets	$5,630,620	$5,629,516

Liabilities and Stockholders' Equity

Accounts payable	$448,599	$482,017
Accrued liabilities	807,621	813,513
Accrued income taxes	40,619	4,616
Short-term debt	687,981	384,696
Current portion of long-term debt	250,421	250,805

Total current liabilities	2,235,241	1,935,647

Long-term debt	1,830,186	1,548,963
Other long-term liabilities	504,972	526,003
Deferred income taxes	123,095	99,373

Total liabilities	4,693,494	4,109,986

Total stockholders' equity	937,126	1,519,530

Total liabilities and stockholders' equity	$5,630,620	$5,629,516